SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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XenoPort, Inc.

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Commencing on May 10, 2012, XenoPort, Inc. (“XenoPort”) sent the following communication to certain of its stockholders.

May 10, 2012

Re:	XenoPort’s May 16, 2012 Annual Meeting of Stockholders (“Annual Meeting”) Proposal 4, Advisory Vote on Executive Compensation

Dear Stockholder:

By now you should have received our Notice of the 2012 Annual Meeting and Proxy Statement. You can also view our Proxy Statement at: http://www.rrdezproxy.com/~webdrop/ezproxy/201204/Xenoport%20Proxy.pdf.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our board of directors on all proposals. In particular, we are requesting your support on Proposal 4, Advisory Vote on Executive Compensation (“Say on Pay”).

Glass Lewis has recommended that our stockholders vote for our Say on Pay proposal, but Institutional Shareholder Services (“ISS”) has recommended that our stockholders vote against our Say on Pay proposal. We disagree with the ISS recommendation and request that you consider the information in our Proxy Statement and the information highlighted below for more information regarding the reasons the board of directors is recommending a vote “FOR” Proposal 4.

Our executive compensation program is designed to pay our executive officers for performance.

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Only 20% of our chief executive officer’s 2011 compensation was “fixed” in the form of base salary. For fiscal 2011, our chief executive officer’s base salary was below the 50th percentile in our peer group and 12.7% less than the base salary initially set by the board of directors in 2010 (in March 2010, in light of the company’s reduction in force and restructuring, our chief executive officer voluntarily reduced his 2010 base salary by 15%). The remaining 80% of our chief executive officer’s 2011 compensation was “at-risk” in the form of an annual cash bonus award based on achievement of performance goals and long-term equity incentive awards.

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There are no guaranteed bonuses under our Corporate Bonus Plan – we must achieve at least 70% of our weighted corporate objectives for any bonus award payments to be made. In line with our philosophy to link executive pay with performance, 75% of our chief executive officer’s bonus award is based on achievement of corporate performance objectives and 25% of his bonus award is based on achievement of his individual performance objectives. No cash bonuses were awarded for the 2010 performance period because the threshold level for payouts was not met. For the 2011 performance period, our compensation committee determined that 80% of the weighted corporate objectives were met and 80% of our chief executive officer’s individual performance objectives were met resulting in a bonus award payout of 80% of his target bonus.

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The stock options and restricted stock units granted to our chief executive officer in 2011 directly align the interests of our chief executive officer with the interests of our stockholders and our long-term success. The amounts disclosed in the executive compensation tables generally reflect the grant-date fair value of equity awards, but the actual economic value of equity awards depends directly on the performance of our stock price over the period during which the awards vest, and for options the period during which the options may be exercised. The value of restricted stock unit awards increases and decreases with increases and decreases in stock price after the grant date and thus closely ties compensation to changes in stockholder value at all stock prices. For stock options, the economic value will be realized and changes with stockholder value only when the stock price is above the exercise price. Equity awards are further tied to our performance because performance of our stock is one of the factors that generally influences the form and size of each subsequent year’s equity awards. Our compensation committee is mindful that executive compensation should be aligned with our stock price performance, and it believes that it has consistently adjusted the realizable value of annual equity awards granted to our chief executive officer in line with company performance. Following the decrease in our stock price during 2011, the value of total 2012 equity awards granted to our chief executive officer was reduced relative to the value of his 2011 equity awards. In mid-2010, as part of a retention and motivation program, our chief executive officer was granted a performance stock unit award that vests solely based on our total stockholder return as compared to a pre-selected group of pharmaceutical companies. The value of this performance stock unit realized by our chief executive officer could be as little as zero if the performance goals are not met.

Our executive compensation program is designed to appropriately motivate and reward management for the achievement of long-term, strategic objectives that are designed to create long-term value for our stockholders.

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A substantial portion of our chief executive officer’s compensation is variable and tied to performance measures that are designed to correlate with the creation of long-term stockholder value. There is no denying that we have experienced considerable challenges in the past several years and that our stock price performance has been disappointing over the past year. Our compensation committee considers our stock performance in determining executive compensation, but it also rewards executives for achievements that contribute to our long-term prosperity, but may not yet be reflected in our stock performance. For example, we believe that two major contributing factors weighing heavily on our stock price have been the difficult regulatory path and disappointing initial commercial launch of Horizant (gabapentin enacarbil) Extended-Release Tablets by our partner GlaxoSmithKline (“GSK”). In considering our chief executive officer’s pay for 2011, the compensation committee took into account that our chief executive officer, both individually and through his leadership of the broader management team, was successful in addressing the issues raised in the U.S. Food and Drug Administration, or FDA’s, Complete Response Letter received in 2010 and in subsequently achieving the FDA’s approval of Horizant in April 2011. Such approval was an important milestone for us – it was the first approval by the FDA of a XenoPort product. While acknowledging the disappointing launch of Horizant, the compensation committee also took into consideration our chief executive officer’s ongoing leadership work engaging with GSK to improve the launch through the various governance committees under our collaboration agreement with GSK and his ongoing efforts to maximize the value of Horizant to our stockholders.

—	Our Corporate Bonus Plan objectives are objective performance measures that are designed to correlate closely with the creation of long-term stockholder value.

In addition to our pay-for-performance philosophy, we are mindful of our stockholders’ concerns and evolving best practices in executive compensation.

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Elimination of 280G Tax Gross-Up Rights. In February 2012, we entered into a new severance and change of control agreement with our chief executive officer that eliminated his right to receive a tax gross-up payment in the event of any excise taxes related to parachute payments. Further, we do not intend to allow 280G excise tax gross-up rights in future agreements.

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Strong Support for Say on Pay in 2011. We held our first Say on Pay vote last year, and it was supported by 93.8% of the votes cast for the proposal. As a result, our compensation committee and board of directors determined that no changes in our compensation philosophy or programs were needed. Although our stockholders did not indicate a majority preference on the frequency of future say-on-pay votes, our board of directors has decided to hold annual say-on-pay votes.

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Reasonable Change of Control Benefits. All executive change of control benefits are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with a change of control to be eligible for such benefits. We do not allow any “single-trigger” change of control benefit arrangements, which could be viewed as a guaranteed bonus. Further, the amount of our chief executive officer’s potential change of control benefits are reasonable – upon a qualifying termination event following a change of control, our chief executive officer is entitled to base salary continuation for 24 months, 200% of his target bonus, a prorated target bonus for the year of termination, equity vesting acceleration and reimbursement for healthcare coverage for 24 months.

We invite you to read the Proxy Statement for more information regarding the reasons the board of directors is recommending a vote “FOR” Proposal 4, Advisory Vote on Executive Compensation. We appreciate your time and consideration on this matter and ask for your support of the board’s recommendations.

Engagement of Proxy Solicitation Firm

On May 8, 2012, XenoPort retained MacKenzie Partners, Inc. to provide proxy solicitation services for XenoPort in connection with the Annual Meeting. XenoPort’s agreement with MacKenzie provides that XenoPort will pay MacKenzie a fee of approximately $12,500 for its services and the reimbursement of MacKenzie’s reasonable out-of-pocket expenses. In addition, XenoPort has agreed to indemnify MacKenzie against certain liabilities arising from, or in connection with, the engagement.

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